CONSENT TO THE ADOPTION OF
                             RESOLUTIONS BY THE
                            BOARD OF DIRECTORS OF
                                CORCAP, INC.




The undersigned, being all of the members of the Board of Directors of Corcap, Inc., a Nevada corporation, with Director, Martin A. Roenigk abstaining, do hereby consent to and approve the adoption of the following resolutions and do hereby direct the Secretary of the Corporation to file this Consent with the minutes of the Board of
Directors:

WHEREAS, the exercise price of the options to purchase common stock of the Corporation under the Corcap, Inc. 1988 Stock Incentive Compensation Plan granted to Diane W. Burns is substantially above the market price of Corcap, Inc. common stock; and

WHEREAS, the exercise price of the options to purchase common stock of the Corporation under the Corcap, Inc. Non-Qualified Stock Option Agreement, dated August 21, 1995, granted to Martin Roenigk is substantially above the market price of Corcap, Inc. common stock, and WHEREAS, the Board desires to provide continuing incentive towards the resolution of Corcap that is favorable to shareholders and to restore the "benefit" and revitalize the "incentive" to owning and exercising Corcap stock options, by repricing the options.

NOW THEREFORE, be it

RESOLVED, that, subject to the agreement of Diane W. Burns, each of the outstanding Corcap Non-Qualifed Incentive Stock Option Agreements covering options held by Ms. Burns pursuant to the Corcap, Inc. 1988 Stock Incentive Compensation Plan as set forth below, be and they hereby are, amended to provide that the purchase price of each share subject to the option shall be $.01, being 100% of the fair market value of the shares subject to the option on March 25, 1996, such fair market value being the average of the bid prices on the OTC market for Corcap common stock on such date and reflective of sale prices over the prior three months;

  #         Option     Date of      Prior Exercise     New Exercise
Shares      Number      Issue           Price             Price
 ......      ......     ........     ..............     ............

  760       88I177     02/10/88        $1.875              $.01
1,000       88N003     08/17/88        $1.875              $.01
  740       88N043     09/12/89        $1.875              $.01

and

RESOLVED, that subject to the agreement of Martin A. Roenigk, the outstanding Corcap Non-Qualified Stock Option Agreement dated August 21, 1995 as set forth below shall be amended to provide that the purchase price of each share subject to the options shall be $.01, being 100% of the fair market value of the shares subject to the options on March 25, 1996, such fair market value being the average of the bid prices on the OTC market for Corcap common stock on such date and reflective of sale prices over the prior three months;

  #          Option     Date of      Prior Exercise   New Exercise
Shares       Number     Issue            Price           Price
 .......     ........    ........     ..............   ............

300,000     Option 1    08/21/95         $.15            $.01
150,000     Option 2    08/21/95         $.15            $.01

and be it

FURTHER RESOLVED, that the remainder of the provisions of said Stock Option Agreements, including the original dates of grant and the vesting schedules, shall remain in full force and effect, without modification; and be it

FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to take all action and execute all documents necessary or appropriate to effectuate the action taken or to be taken in the foregoing resolutions and to file any and all documents necessary or desirable to comply with the laws of any applicable jurisdiction.

Dated as of the 25th day of March, 1996.





\s\ Millard H. Pryor, Jr.            \s\ David W. Clark, Jr.
     Millard H. Pryor, Jr.               David W. Clark, Jr.


                         \s\ John E. Sundman
                             John E. Sundman



Abstaining:  Martin A. Roenigk